Exhibit 99.1

For Immediate Release

A.P. Pharma Appoints Thomas Pitler, Ph.D. as Vice President of Business Development

REDWOOD CITY, Calif. – September 10, 2012 – A.P. Pharma, Inc. (OTCBB: APPA) today announced the appointment of Thomas Pitler, Ph.D. as vice president of business development.

“Tom has extensive business development experience in establishing long-term collaborations around platform technologies,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “As we look toward the potential commercialization of APF530, we are focusing on opportunities that support not just the APF530 program but also programs emerging from our proprietary Biochronomer™ technology. We are thrilled to have Tom join us during this pivotal time and look forward to his contributions to the A.P. Pharma executive team.”

Most recently, Dr. Pitler was vice president of business development at Chimerix, where he was responsible for the company’s interactions with potential partners, leading the due diligence and negotiations process around the licensing of clinical stage programs, preclinical assets and underlying technology. Earlier, Dr. Pitler held the position of senior vice president, chief business and financial officer at Neurogen, Inc. (acquired by Ligand Pharmaceuticals). At Neurogen, Dr. Pitler established research and development collaborations with pharmaceuticals companies, including Merck and Aventis. Dr. Pitler was also a Research Assistant Professor at the University of Maryland School of Medicine and has held other academic positions. He received a B.A. in Biology and a Ph.D. in Physiology from Wake Forest University.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma received a Complete Response Letter to its APF530 New Drug Application (NDA) and is targeting a resubmission of the NDA to the U.S. Food and Drug Administration in September 2012. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks

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of Business Development

and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: (646) 597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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